EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-11323 and 333-19891 on Form S-8 of Range Resources Corporation of our report dated May 29, 2015, with respect to the statements of net assets available for benefits of the Range Resources Corporation 401(k) Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for each of the years in the two-year period ended December 31, 2014, and the related supplemental schedule of Schedule H, Line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Range Resources Corporation 401(k) Plan for the year ended December 31, 2014.

/s/ Whitley Penn LLP

Fort Worth, Texas

May 29, 2015